Exhibit 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER ENDED SEPTEMBER 30, 2011

Shreveport, La., – Oct. 26, 2011 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2011 of $802,000, an increase of $156,000 compared to net income of $646,000 reported for the three months ended September 30, 2010. Earnings per basic and diluted share were $0.28 for the quarter ended September 30, 2011, compared to earnings of $0.22 per basic and diluted share for the quarter ended September 30, 2010.

The increase in net income for the three months ended September 30, 2011, resulted primarily from a $370,000, or 21.7%, increase in net interest income, a $110,000, or 13.2%, increase in non-interest income and a $53,000 or 16.0%, decrease in income tax expense, partially offset by an increase of $363,000, or 24.4%, in non-interest expense and a $14,000, or 19.4%, increase in the provision for loan losses.  The increase in net interest income was due to an increase of $337,000, or 13.3%, in total interest income as a result of an increase in volume of interest-earning assets, and a decrease of $33,000, or 4.0%, in interest expense on borrowings and deposits primarily due to an overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.23% for the three months ended September 30, 2011, compared to 3.32% for the prior year period. The Company’s net interest margin was 3.69% for the three months ended September 30, 2011, compared to 3.79% for the quarter ended September 30, 2010. The decrease in average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of lower average interest rates on interest earnings assets for the quarter ended September 30, 2011.

The increase in non-interest income was primarily due to a $122,000 increase in other income and a $14,000 increase in gain on loans held for sale, partially offset by a $26,000 decrease in gain on sale of securities.  The Company sells most of its fixed-rate residential mortgage loan originations.  The increase in other non-interest income was primarily due to an increase in bank owned life insurance income of $56,000 and a $42,000 recovery of Louisiana bank shares tax expense.  The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $104,000 due in part to the hiring of commercial and residential loan officers and other employees in 2011, as well as increases of $72,000 in occupancy and equipment, $64,000 in franchise and bank shares taxes, $40,000 in data processing costs, $42,000 in advertising costs, and $47,000 in legal expenses.  While non-interest expense increased significantly on a comparative quarterly basis, we expect that it will moderate in future periods. The $86,000 provision for loan losses during the three months ended September 30, 2011, an increase of $14,000, or 19.4%, over the prior year three month period, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

At September 30, 2011, the Company reported total assets of $243.8 million, an increase of $10.5 million, or 4.5%, compared to total assets of $233.3 million at June 30, 2011.  The increase in assets was comprised primarily of increases in investment securities of $5.6 million, or 6.9%, from $80.8 million at June 30, 2011, to $86.3 million at September 30, 2011, net loans receivable of $2.7 million, or 2.2%, from $125.4 million at June 30, 2011, to $128.1 million at September 30, 2011 and loans held-for-sale of $2.5 million, or 37.8%, from $6.7 million at June 30, 2011 to $9.2 million at September 30, 2011. The increase in loans held-for-sale reflects an increase in residential mortgage loan originations during the quarter ended September 30, 2011. Deposits increased $12.8 million, or 8.3%, to $166.4 million at September 30, 2011, compared to $153.6 million at June 30, 2011, none of which are brokered deposits. Advances from the Federal Home Loan Bank of Dallas decreased $3.9 million, or 14.6%, to $23.0 million at September 30, 2011, from $26.9 million at June 30, 2011.  At September 30, 2011, the Company had $89,000 of non-performing assets, or 0.04% of total assets at such date, compared to $114,000 or 0.05% of total assets at June 30, 2011.

The following table shows total loans originated and sold during the periods indicated.

	Quarter Ended
	September 30,
	2011	2010	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$39,365	$33,368	18.0%
Commercial — real estate secured (owner occupied and non-owner occupied)	1,050	1,538	(31.7)%
Multi-family residential	--	480	(100.0)%
Commercial business	959	4,281	(77.6)%
Land	1,154	4,187	(72.4)%
Construction	9,108	3,807	139.2%
Home equity loans and lines of credit and other consumer	2,047	1,036	97.6%
Total loan originations	53,683	48,697	10.2%
Loans sold	28,650	46,739	(38.7)%

Shareholders’ equity increased $1.1 million, or 2.2%, to $52.3 million at September 30, 2011, from $51.2 million at June 30, 2011.  The primary reasons for the increase in shareholders’ equity from June 30, 2011, were net income of $802,000 for the quarter ended September 30, 2011, an increase in the Company’s accumulated other comprehensive income of $392,000, proceeds from the issuance of common stock from the exercise of stock options of $66,000 and the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $48,000, partially offset by dividends paid of $183,000.

The Company completed its conversion from the mutual holding company form of organization to a fully public stock holding company on December 22, 2010. As a result of the conversion, Home Federal Bancorp, Inc. of Louisiana, a newly formed Louisiana chartered corporation, became the holding company for Home Federal Bank, and Home Federal Mutual Holding Company of Louisiana and the former Home Federal Bancorp, Inc. of Louisiana ceased to exist. Per share amounts for the September 30, 2010 period have been adjusted to reflect the exchange of shares of the former holding company for shares of common stock of the Company.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30,	June 30,
ASSETS	2011	2010
	(Unaudited)
Cash and cash equivalents	$8,330	$9,599
Investment securities	86,340	80,764
Loans held-for-sale	9,166	6,653
Loans receivable, net of allowance for loan losses (September 30, 2011: $928; June 30, 2011: $842)	128,102	125,371
Other assets	11,910	10,933

Total assets	$243,848	$233,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$166,375	$153,616
Advances from the Federal Home Loan Bank of Dallas	22,959	26,891
Other liabilities	2,206	1,630

Total liabilities	191,540	182,137

Shareholders’ equity	52,308	51,183

Total liabilities and shareholders’ equity	$243,848	$233,320

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended
	September 30,
	2011	2010
	(Unaudited)

Total interest income	$2,874	$2,537
Total interest expense	798	831
Net interest income	2,076	1,706
Provision for loan losses	86	72
Net interest income after provision
for loan losses	1,990	1,634
Non-interest income	944	834
Non-interest expense	1,853	1,490
Income before income taxes	1,081	978
Income taxes	279	332

NET INCOME	$802	$646

EARNINGS PER SHARE(1)
Basic	$0.28	$0.22
Diluted	$0.28	$0.22
____________
(1)	Prior period amounts were adjusted for comparability using the conversion ratio of 0.9110 due to completion of the second step offering on December 22, 2010.

	Three months ended
	September 30,
	2011	2010
	(Unaudited)

Selected Operating Ratios:
Average interest rate spread	3.23%	3.32%
Net interest margin	3.69%	3.79%

Asset Quality Ratios(1):
Non-performing assets as a percent of total assets	0.04%	0.06%
Allowance for loan losses as a percent of total loans receivable	0.72%	0.56%
____________
(1)           Asset quality ratios are end of period ratios.

CONTACT:
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and Chief Operating Officer
(318) 222-1145

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